             As filed with the Securities and Exchange Commission on May 9, 2001
                                                       Registration No. 333-____
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         NOTIFY TECHNOLOGY CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       California                                           77-0382248
(State or other jurisdiction of                         (I.R.S. Employer
incorporation or organization)                       Identification Number)


                       1054 S. De Anza Blvd., Suite 105
                          San Jose, California 95129
                                (408) 777-7920
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                           _________________________

                                Paul F. DePond
   Chairman of the Board of Directors, President and Chief Executive Officer
                         Notify Technology Corporation
                       1054 S. De Anza Blvd., Suite 105
                          San Jose, California 95129
                                (408) 777-7920
(Name, Address, Including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

                           _________________________

                                  Copies to:
                          HENRY P. MASSEY, JR., ESQ.
                            PETER H. HEINECKE, ESQ.
                          MICHAEL A. DEANGELIS, ESQ.
                       Wilson Sonsini Goodrich & Rosati
                           Professional Corporation
                              650 Page Mill Road
                           Palo Alto, Ca 94304-1050
                                (650) 493-9300
                           _________________________


       Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If the Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If the Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                                        CALCULATION OF REGISTRATION FEE
===================================================================================================================================
                                                             Proposed                      Proposed
      Title of Securities to       Amount to be           Maximum Offering             Maximum Aggregate            Amount of
          be Registered             Registered            Price Per Share(2)             Offering Price          Registration Fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                        2,603,933(1)                $1.64                    $4,270,450                 $1,068
===================================================================================================================================

(1) In addition to 1,694,265 shares of outstanding common stock, the 2,603,933 shares being registered include an estimated 909,668 additional shares of common stock issuable upon the exercise of outstanding warrants. In addition to the 2,603,933 shares set forth in the table above, this Registration Statement also covers such indeterminate number of additional shares as may be held or acquired upon exercise of the warrants as a result of any future stock splits, stock dividends or similar transactions covered by Rule 416, promulgated under the Securities Act of 1933.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average of the high and low prices of the common stock on May 4, 2001, as reported by the Nasdaq Small Cap Market.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.
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PROSPECTUS


                            (Subject to Completion)
                         Prospectus dated May 9, 2001

                               2,603,933 Shares
                         NOTIFY TECHNOLOGY CORPORATION

                              ___________________

                                 Common Stock
                               ($.001 par value)

                              ___________________


     This prospectus relates to 2,603,933 shares of common stock of Notify Technology Corporation which may be sold from time to time by the selling shareholders named herein, or their transferees, pledgees, donees or successors. These shares include 909,668 shares that are issuable upon exercise of warrants.

  The shares are being registered to permit the selling shareholders to sell the shares from time to time in the public market. The shareholders may sell the common stock through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled "Plan of Distribution" beginning on page 13. We cannot assure you that the selling shareholders will sell all or any portion of the common stock offered hereby.

  We will not receive any of the proceeds from the sale of these shares, although we have paid the expenses of preparing this prospectus and the related registration statement.

  Our common stock is traded on the Nasdaq SmallCap Market under the symbol "NTFY."

  We are a California corporation formed in August 1994. Our principal executive offices are located at 1054 S.DeAnza Blvd., San Jose, California and our telephone number is (408) 777-7920.

     BEFORE PURCHASING ANY OF THE SHARES COVERED BY THIS PROSPECTUS, CAREFULLY READ AND CONSIDER THE RISK FACTORS INCLUDED IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 3. YOU SHOULD BE PREPARED TO ACCEPT ANY AND ALL OF THE RISKS ASSOCIATED WITH PURCHASING THE SHARES, INCLUDING A LOSS OF ALL OF YOUR INVESTMENT.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SALE OF THE COMMON STOCK OR DETERMINED THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       The date of this Prospectus is _____________, 2001.

                               TABLE OF CONTENTS

Risk Factors.........................................................  4
Use of Proceeds...................................................... 12
Selling Security Holders............................................. 12
Plan of Distribution................................................. 13
Material Changes..................................................... 16
Legal Opinions....................................................... 16
Where You Can Find More Information.................................. 16

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION.

THE COMMON STOCK IS NOT BEING OFFERED IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENTS.

                          FORWARD-LOOKING STATEMENTS

     WE MAKE FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS THAT MAY NOT PROVE TO BE ACCURATE

     This prospectus contains or incorporates forward-looking statements including statements regarding, among other items, our business strategy, growth strategy and anticipated trends in our business. We may make additional written or oral forward-looking statements from time to time in filings with the Securities and Exchange Commission or otherwise. When we use the words "believe," "expect," "anticipate," "project" and similar expressions, this should alert you that this is a forward-looking statement. These forward-looking statements are largely based on our expectations. They are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified and are beyond our control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this prospectus, and in documents incorporated into this prospectus, including those set forth below in "Risk Factors," describe factors, among others, that could contribute to or cause these differences. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this prospectus will, in fact, transpire or prove to be accurate. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this section.

                                 RISK FACTORS

     We operate in a dynamic and rapidly changing business environment that involves numerous risks and uncertainties. The following section lists some, but not all, of these risks and uncertainties which may have a material adverse effect on our business, financial condition or results of operations.

Our Securities May be Delisted From the Nasdaq Stock Market.

     On March 29, 2001, we received a Nasdaq Staff Determination Letter indicating that we had failed to comply with several Nasdaq Marketplace Rules and that we would be delisted from the Nasdaq SmallCap Market. On April 5, 2001, we appealed the staff's determination and the delisting has been stayed pending the outcome of a hearing before a Nasdaq Qualifications Panel. The hearing is scheduled to occur on May 17, 2001. If we do not prevail at the hearing, our common stock and Class A warrants will be immediately delisted.

     The staff's delisting determination was based on the conclusion that we had violated Nasdaq's Marketplace Rule 4350 (i) (D) (ii) by not obtaining shareholder approval of our sale of common stock and warrants in November 2000 and March 1999 and Marketplace Rule 4310 (c) (2) (B) because our net tangible assets were below the $2,000,000 minimum required for continued inclusion on the Nasdaq SmallCap Market as of December 31, 2000. In order to remain listed on the Nasdaq SmallCap Market, we believe that we will need to raise substantial additional equity capital. In addition, we will need to convince the Nasdaq hearing panel that either the November 2000 and March 1999 financings were consistent with the Nasdaq Marketplace Rules or there are remedial actions which can be taken by us to bring us into compliance. We can provide no assurance that we will be able to raise any additional funds or that our arguments will prevail at the Nasdaq hearing. Moreover, even if Nasdaq does not delist us based upon the hearing, no assurance can be given that we will not in the future fail to comply with the Nasdaq continued listing requirements or be delisted.

We Have a Limited Operating History and a History of Losses, Moreover, We May Never Be Profitable

     We commenced operations in August 1994 and through January 1996 were engaged primarily in research and development. Accordingly, we have a limited operating history, and we face all of the risks and uncertainties encountered by early-stage companies. For the fiscal years ended September 30, 1999, 1998 and 1997, we incurred net losses of $3,123,284, $2,617,561 and $1,382,910, respectively. We incurred a net loss of $3,526,452 for fiscal 2000 and as of December 31, 2000, we had an accumulated deficit of $13,516,944 and working capital of $1,313,590. We incurred a net loss of $783,456 for the three-month period ended December 31, 2000 and expect to incur further operating losses in future quarters and years. We also expect to incur further operating losses in future quarters and years until such time, if ever, as there is a substantial increase in orders for our products and product sales generating sufficient revenue to fund our continuing operations. There can be no assurance that sales of our products will ever generate significant revenue, that we will ever generate positive cash flow from our operations or that we will attain or thereafter sustain profitability in any future period.

We May Be Unable to Generate the Capital Necessary to Support Our Planned Level of Research and Development Activities or to Manufacture and Market Our Products; Consequently, Our Business May Fail

     At December 31, 2000, we had an accumulated deficit of $13.5 million and incurred a net loss of $3.5 million for the year ended September 30, 2000. Our recently developed products will need to attain favorable market acceptance in order for us to be able to continue our research and development activities and to fund operating expenses at current levels. However, because our new products may never attain favorable market acceptance, our ability to fund our operations in fiscal 2001 depends largely upon our ability to find additional sources of financing. Obtaining additional financing will be subject to a number of factors including market conditions, investor acceptance of our business plan, and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financing unattractive or unavailable to us. If we are unable to raise additional financing, we will have to significantly reduce our spending, delay or cancel planned activities or substantially change our current corporate structure. In such an event, we intend to implement expense reduction plans in a timely manner but we will unlikely be able to meet our cash requirements through September 30, 2001. However, these actions would have material adverse effects on our business, results of operations, and prospects, resulting in a possible failure of our business.

Because of Our Financial Condition and Our Business Plans, Our Financial Statements Disclose That There is Substantial Doubt as to Our Ability to Continue as a Going Concern and Accordingly Our Business Has a High Risk of Failure

     We are a development stage company that is currently researching and developing new products and enhancements to existing products. Due to our present financial condition and our business plans, there is substantial doubt as to our ability to continue as a going concern. To date, our NotifyLink product line and our Visual Got Mail product line do not provide significant contributions to our revenues. The success of our business operations will depend upon our ability to obtain further financing until such time, if ever, as there is favorable market acceptance for our new wireless software products. It is not possible for us to predict with assurance the outcome of these matters. If we are unable to obtain further financing and profitable operations from our new software wireless products, then our business will fail.

If We Are Unable To Market Our Wireless Software Products And Achieve Industry Acceptance Quickly, We Could Lose Existing And Potential Customers And Our Sales Would Decrease.

     Due to market changes in the telephone communications industry, including telephone company mergers and re-organizations, we have changed our product emphasis away from telephony adjunct services towards wireless software products. We need to market our new wireless software products on a timely basis to keep pace with technological developments, emerging industry standards, and the growing needs of our sophisticated customers. We intend to extend the offerings under our product family primarily through our NotifyLink product line. However, we may experience difficulties in marketing these new products, and our inability to timely and cost-effectively introduce them and future enhancements, or the failure of these new products or enhancements to achieve market acceptance, could seriously harm our business. Life cycles of wireless software products are difficult to predict, because the market for such products is new and evolving and characterized by rapid technological change, frequent enhancements to existing products and new product introductions, changing customer needs and evolving industry standards. The introduction of competing products that employ new technologies and emerging industry standards could render our products and services obsolete and unmarketable or shorten the life cycles of our products and services. The emergence of new industry standards might require us to redesign our products. If our products are not in compliance with industry standards that become widespread, our customers and potential customers may not purchase our products.

If the Market for Wireless Data Communications Devices Does Not Grow, We May Not Successfully Sell Our NotifyLink Products

     The overall market for wireless data communications devices has experienced significant growth in recent years. The success of our NotifyLink Internet Edition and Standard Edition products depends upon this growth. There can be no assurance that the market for wireless software products will continue to grow, that firms within the industry will adopt our software products for integration with their wireless data communications solutions, or that we will be successful in independently establishing product markets for our wireless software products. In addition, if a number of ReFlex carriers should go out of business, we would have more difficulty selling our NotifyLink products to the fewer remaining ReFlex carriers. If the various markets in which our software products compete fail to grow, or grow more slowly than we currently anticipate, or if we were unable to establish product markets for our new software products, our business, results of operation and financial condition would be materially adversely affected.

Our Quarterly Operating Results May Vary

     We anticipate that we will experience significant fluctuations in our operating results in the future. Fluctuations in operating results may cause the price of our common stock, Units and Class A warrants to be volatile. Operating results may vary as a result of many factors, including the following:

 .  our level of research and development;

 .  our sales and marketing activities;

 .  announcements by us or our competitors;

 .  size and timing of orders from customers;

 .  new product introductions by us or our competitors; and

 .  price erosion.

Each of the above factors is difficult to control and forecast. Thus, they could have a material adverse effect on our business, financial condition and results of operations.

  Notwithstanding the difficulty in forecasting future sales, we generally must undertake research and development and sales and marketing activities and other commitments months or years in advance. Accordingly, any shortfall in product revenues in a given quarter may materially adversely affect our financial condition and results of operations because we are unable to adjust expenses during the quarter to match the level of product revenues, if any, for the quarter. Due to these and other factors, we believe that quarter to quarter comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of the future performance.

Our Products May Not Be Accepted

     We sold our first Centrex Receptionist in March 1998, the first Call Manager product in April 1999 and announced the first sales of our new Visual Got Mail products into trial programs in November 1999. We also announced the launch of our new NotifyLink web based service in November 2000. To date, we have received only limited revenue from the sale of these products. While we believe that our products are commercially viable, developing products for the consumer and business marketplaces is inherently difficult and uncertain. We do not believe our sales to date are sufficient to determine whether or not there is meaningful consumer or business demand for our products.

     We intend to devote significant resources to sales and marketing efforts and to promote consumer and business interest in our products. There can be no assurance that such efforts will be successful or that significant market demand for our products will ever develop.

If Use of the Internet Does Not Grow, We Will Not Be Able to Successfully Sell Our NotifyLink Products

     Increased sales of our NotifyLink products and services will depend upon the expansion of the Internet as a leading platform for communication and commerce. Usage of the Internet may be inhibited for a number of reasons. The Internet infrastructure may not be able to support the demands placed on it by continued growth and may lose its viability due to delays in the development or adoption of new equipment, standards and protocols to handle increased levels of Internet activity, security, reliability, cost, ease-of-use, accessibility and quality of service. In addition, concern about the transmission of confidential information over the Internet has been a significant barrier to electronic communications and commerce. Any well-publicized compromise of security could deter more people from using the Internet to transmit confidential information or conduct commercial transactions. The possibility that federal, state, local or foreign governments may adopt laws or regulations limiting the use of the Internet or the use of information collected from communications or transactions over the Internet or may seek to tax Internet commerce could significantly reduce the use of the Internet. If the Internet does not continue to become a widespread communications medium and commercial marketplace, the demand for our NotifyLink products and services may be adversely affected.

We Depend on a Limited Number of Potential Customers and Need to Develop Marketing Channels

     Currently, we have entered into agreements with two wireless carriers and one two-way wireless device manufacturers for the sale of our NotifyLink products and services. We have no direct sales force to sell our NotifyLink products and services to eventual users and we rely entirely upon our three customers to resell our NotifyLink products and services to users. In addition, we have granted Motorola the exclusive right to resell the editions of our NotifyLink software which are compatible with Motorola's current two paging devices to wireless carriers other than WebLink Wireless and PageNet Canada. To date, we have received only limited revenue from one of our three NotifyLink customers, and we will receive revenue from these customers only to the extent that they successfully resell our products and services to users. In particular, we are dependent on Motorola's willingness to promote the sales of our products through the major wireless carriers. The success of our NotifyLink Internet Edition web based product will be dependent on our ability to sell it to, or in conjunction with, the seven largest two-way wireless carriers. Our NotifyLink desktop software will be largely dependent on establishing a relationship with large two-way wireless device manufacturers. There can be assurance that we will ever sell our NotifyLink products and services to additional two-way wireless carriers or two-way wireless device manufacturers or that we will ever receive any revenue from our existing customers.

     We believe that we can sell our Call Manager and Centrex Receptionist product only if we either sell our products to, or enter into joint marketing arrangements with, the seven Regional Bell Operating Companies, or RBOCs, and approximately 20 large Local Exchange Carriers, or LECs, in the United States. To date, we have sold our wireline products to five RBOCs and twelve LECs. It took us substantially longer than we originally anticipated to qualify our wireline products and develop some of these marketing relationships necessary to make these sales. We have experienced a significantly reduced market for our Call Manager products and anticipate very limited sales in future quarters. Our Centrex Receptionist product is selling at a reduced level and we do not anticipate a significant increase in Centrex Receptionist sales in future quarters. If we fail to develop significantly enhanced relationships with the RBOCs and LECs, our business and operating results would be materially adversely affected.

     We also intend to develop other distribution channels for our products, including certain wireless device manufacturers and national wireless carriers and potential development of internet service provider channels. Our management will need to expend time and effort to develop these channels. Because our marketing efforts have been largely focused on developing relationships with RBOCs and LECs, our management has had only limited experience in selling our products through these channels. We may not be able to implement this marketing and distribution program to expand our distribution channels and any marketing efforts undertaken by or on behalf of us may not be successful.

Our Products May Suffer from Defects

     Some of our products will consist of software and service related to our wireless NotifyLink product line. Our NotifyLink products incorporate a mix of new and proven technology that has been tested extensively but may still contain undetected design flaws. A failure by us to detect and prevent a design flaw or a widespread product defect could materially adversely affect the sales of the affected product and our other products and materially adversely affect our business, financial condition and operating results.

We Face Significant Competition

     We believe the market for our products is highly competitive and that competition is likely to intensify. In the market for wireless e-mail notification and management software, we indirectly compete with Research In Motion Limited and Infowave Software, Inc. In the Caller-ID market, we compete directly with TT Systems, Aastra Telecom of Canada and Thompson Consumer Inc. Finally, our Visual GotMail technology indirectly competes with several companies, including Landel Telecom and CIDCO Incorporated. Some of these companies have greater financial, technical and marketing resources than we do. In addition, there are several companies with substantially greater technical, financial and marketing resources than we do that could produce competing products. These companies include telephone equipment manufacturers such as Northern Telecom, Inc. and Lucent Technologies, Inc. We expect that to the extent that the market for our products develops, competition will intensify and new competitors will enter the market. We may not be able to compete successfully against existing and new competitors as the market for our products evolves and the level of competition increases. A failure to compete successfully against existing and new competitors would materially adversely affect our business and results of operations.

We Depend on Key Executives

     Our potential for success depends significantly on key management employees, including our Chairman, President and Chief Executive Officer, Mr. Paul F. DePond, our Vice President of Operations, Gaylan Larson and our Chief Financial Officer, Gerald W. Rice. We have obtained three-year key-man term life insurance on Mr. DePond in the amount of $2,000,000 and have entered into employment agreements with him along with Mr. Larson and Mr. Rice. The loss of their services or those of any of our other key employees would materially adversely effect us. We also believe that our future success will depend in large part on our ability to attract and retain additional highly skilled technical, management, sales and marketing personnel. If we were unable to hire the necessary personnel, the development of new products and enhancements to current products would likely be delayed or prevented. Competition for these highly-skilled employees is intense. Therefore, there can be no assurance that we will be successful in retaining our key personnel and in attracting and retaining the personnel we require for expansion.

Our Intellectual Property May Not Be Adequately Protected and We May Infringe the Rights of Others

     We regard various features and design aspects of our products as proprietary and rely primarily on a combination of patent and trademark laws and employee and third-party nondisclosure agreements to protect our proprietary rights. We have been issued a patent covering the design of our MessageAlert products, and a patent covering the MultiSense technology used in our MessageAlert product. We have also applied for patents on our Visual Got Mail technology. We intend to continue to apply for patents, as appropriate, for our future technologies and products. There are few barriers to entry into the market for our products, and there can be no assurance that any patents we apply for will be granted or that the scope of our patents or any patents granted in the future will be broad enough to protect us against the use of similar technologies by our competitors. There can be no assurance, therefore, that any of our competitors, some of whom have far greater resources than we do, will not independently develop technologies that are substantially equivalent or superior to our technology.

     We may be involved from time to time in litigation to determine the enforceability, scope and validity of any of our proprietary rights or of third parties asserting infringement claims against us. These claims could result in substantial cost to us and could divert our management and technical personnel away from their normal responsibilities.

We May Not Be Able to Obtain Critical Components from Our Suppliers

     We utilize offshore manufactures to manufacture our Call Manager products and these manufacturers may not be able to support our manufacturing requirements. If we are unable to obtain sufficient quantities of sole-source components or subassemblies, or to develop alternate sources, we could experience delays or reductions in product shipments. Each of these scenarios could materially adversely affect our business and operating results.

Our Products May Not Comply with Government Regulations and Industry Standards

     Our products must comply with a variety of regulations and standards.
These include regulations and standards set by the Federal Communications Commission, Underwriters Laboratories, National Registered Testing Laboratories, and Bell Communications Research. As our business expands into international markets we will be required to comply with whatever governmental regulations and industry standards exist in those markets. In addition, the U.S. telecommunications market is evolving rapidly in part due to recently enacted laws revamping the telecommunications regulatory structure. Additional legislative or regulatory changes are possible. If we fail to comply with existing regulations and standards or to adapt to new regulations and standards, our business and operating results could be materially adversely effected.

We May Not Be Able to Manage Our Planned Growth

     We plan to expand our business operations during fiscal year 2001. This expansion could strain our limited personnel, financial, management and other resources. In order to manage our planned growth, we will need to maintain our product development program and expand our sales and marketing capabilities and personnel. In addition, we will need to adapt our financial planning, accounting systems and management structure to accommodate this growth if it occurs. Our failure to properly anticipate or manage our growth, if any, could adversely affect our business, operating results and financial condition.

Sales of Outstanding Shares May Hurt Our Stock Price

     The market price for our common stock could fall substantially if our shareholders sell large amounts of our common stock. Potential future sales of our common stock include the following:

 . 425,000 Class A warrants and the underlying shares of common stock, which we have agreed to register for resale pursuant to an agreement entered into in connection with a 1997 bridge financing;

 . 1,239,672 shares of our common stock or warrants to purchase 101,559 shares of our common stock placed in an escrow in connection with our initial public offering.

 . The holder of an option to purchase 160,000 Units consisting of one share of common stock and one Class A warrant has demand and "piggy-back" registration rights covering our securities. We could incur substantial expenses if this option holder exercises this option.

 . Pursuant to a Form S-3 Registration Statement, 1,694,265 shares of common stock and warrants to purchase 909,668 shares of common stock were registered which can be sold in the public market.

Sales or the possibility of sales of our common stock in the public market may adversely affect the market price of our securities.

Exercise of Outstanding Options and Warrants May Dilute Current Shareholders

  The following options and warrants to purchase our common stock are outstanding:

 . 1,600,000 Class A warrants to purchase 1,600,000 shares of our common stock for $6.50 per share, issued in connection with our initial public offering, subject to adjustment in some circumstances;

 . 425,000 Class A warrants to purchase 425,000 shares of our common stock for $6.50 per share, issued in connection with our 1997 bridge financing;

 . an option to purchase 160,000 IPO Units at a price per IPO Unit of $7.00 issued to the underwriter of our initial public offering;

 . additional warrants as of September 30, 2000 to purchase 163,386 shares of our common stock;

 .  505,535 options outstanding as of September 30, 2000 under our 1997 Stock
   Plan, and subject to vesting requirements. 682,370 shares of our common stock are reserved for issuance under our 1997 Stock Plan;

 . warrants to purchase 721,244 shares of common stock at a price of $3.25 held by David Brewer; and

 . warrants to purchase 188,424 shares of common stock at a price of $3.25 held by various investors.

Holders of these options and warrants may exercise them at a time when we would otherwise be able to obtain additional equity capital on terms more favorable to us. Moreover, while these options are outstanding, our ability to obtain financing on favorable terms may be adversely affected.

Our Stock Price May be Volatile

     The market price for our common stock may be affected by a number of factors, including the announcement of new products or product enhancements by us or our competitors, the loss of services of one or more of our executive officers or other key employees, quarterly variations in our or our competitors' results of operations, changes in earnings estimates, developments in our industry, sales of substantial numbers of shares of our common stock in the public market, general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors. In addition, stock prices for many companies in the technology sector have experienced wide fluctuations that have often been unrelated to the operating performances of these companies. These factors and fluctuations, as well as general economic, political and market conditions, such as recessions, may materially adversely affect the market price of our common stock.

Our Officers and Directors Substantially Control Us

     Based upon the number of shares of our common stock that are outstanding as of September 30, 2000, our officers and directors as a group will beneficially own approximately 56.5% of our outstanding common stock after giving effect to the exercise of all currently exercisable outstanding options and warrants held by such individuals. Consequently, the officers and directors as a group will be able to exert substantial influence over the election of our directors and the direction of our policies.

Our Net Income Will Be Decreased if the Escrow Securities Are Released

     In connection with our initial public offering, many of our shareholders, including current officers, directors and employees, placed a substantial portion of our securities then held by them into an escrow. These securities will be released from escrow if we reach pre-tax earnings targets. Upon the release from this escrow of any securities owned by our officers, directors, consultants or employees, we will be required to record a compensation expense for financial reporting purposes. Accordingly, in any period in which securities are released from this escrow, we will record a substantial noncash charge to earnings that will increase our loss or reduce or eliminate earnings, if any, at that time. The amount of this charge will be equal to the aggregate market price of the securities owned by directors, officers and employees which are released from the escrow. Although the amount of compensation expense recognized by us will not affect our total shareholders' equity or cash flow, it may have a depressive effect on the market price of our securities.

California's Current Energy Crisis

     California is in the midst of an energy crisis that could disrupt the conduct of sales, marketing, research and development, finance and other operations at our headquarters facilities. In the event of an acute power shortage, California has, on some occasions, implemented, and may in the future continue to implement, rolling blackouts throughout California. We use third party hosting sites, that have emergency back-up generators, for our critical operations but we do not have sufficient back-up generating capacity or alternate sources of power to keep our headquarters in full operation in the event of a blackout. If blackouts interrupt our power supply, we would be temporarily unable to continue full operations at our headquarters. Any such interruption could damage our reputation, harm our ability to retain existing customers and to obtain new customers, and could result in lost revenue, any of which could substantially harm our business and results of operations.

Our Charter Provisions May Discourage Acquisition Bids

     Our board of directors has authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights for these shares, without any further vote or action by our shareholders. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing flexibility in connection with possible acquisition and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

Our Articles of Incorporation Limit the Liability of Officers and Directors and We Have Entered into Indemnification Agreements with Them

     Our Articles of Incorporation eliminate, in certain circumstances, the liability of our directors for monetary damages for breach of their fiduciary duties as directors. We have also entered into indemnification agreements with each of our directors and officers. Each of these indemnification agreements provides that we will indemnify the indemnitee against expenses, including reasonable attorneys' fees, judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by them in connection with any civil or criminal action or administrative proceeding arising out of their performance of duties as a director or officer, other than an action instituted by the director or officer. These indemnification agreements also require that we indemnify the director or other party thereto in all cases to the fullest extent permitted by applicable law. Each indemnification agreement permits the director or officer that is party thereto to bring suit to seek recovery of amounts due under the indemnification agreement and to recover the expenses of such a suit if they are successful.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the common stock offered under this prospectus.

                           SELLING SECURITY HOLDERS

     The table below lists the selling shareholders and other information regarding the beneficial ownership of the common stock by each of the selling shareholders. The second column lists the number of shares of common stock beneficially owned by each selling shareholder as of April 3, 2001. The third column lists the number of shares of common stock that may be resold under this prospectus. Except for the ownership of the common stock, none of the selling shareholders, other than David Brewer and Andrew Plevin, have had any material relationship with us within the past three years. With respect to Mr. Brewer and Mr. Plevin, they are directors of Notify Technology Corporation. The total number of shares of Notify common stock outstanding as of April 3, 2001 was 5,267,674.


                                 Common Shares Beneficially     Common Shares Offered by     Common Shares Owned After Offering
                                                                                             ----------------------------------
  Name of Selling Shareholder      Owned Prior to Offering           this Prospectus             Number           Percentage
-----------------------------    ---------------------------    ------------------------     ---------------   ----------------
Martin A. Bell                              66,143                         46,143                20,000              *

                                 Common Shares Beneficially     Common Shares Offered by     Common Shares Owned After Offering
                                                                                             ----------------------------------
  Name of Selling Shareholder      Owned Prior to Offering           this Prospectus             Number           Percentage
-----------------------------    ---------------------------    ------------------------     ---------------   ----------------
Kevin Brandt                                 46,143                       46,143                      --                 *
David Brewer                              2,083,320                    2,038,644                  44,676                 *
Gitel Family Partnership                    112,893                       46,143                  66,750                1.3
Dov Perlysky                                127,593                       46,143                  81,450                1.5
Andrew Plevin                               206,324                      115,374                  90,950                1.7
Rachel Family Partnership                   171,843                       46,143                 125,700                2.3
Paul H. Saunders                             92,298                       92,298                      --                 *
Robert W. Simmons                            11,528                       11,528                      --                 *
Venturetek, L.P.                            115,374                      115,374                      --                 *

* Represents holdings of less than one percent

                             PLAN OF DISTRIBUTION

Resales by Selling Shareholders

     We are registering the resale of the shares on behalf of the selling shareholders. The selling shareholders may offer and resell the shares from time to time, either in increments or in a single transaction. They may also decide not to sell all the shares they are allowed to resell under this prospectus. The selling shareholders will act independently of us in making decisions with respect to the timing, manner, and size of each sale.

Donees and Pledgees

     The term "selling shareholders" includes donees, i.e. persons who receive shares from a selling shareholder after the date of this prospectus by gift. The term also includes pledgees, i.e. persons who, upon contractual default by a selling shareholder, may seize shares which the selling shareholder pledged to such person. If a selling shareholder notifies us that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

Costs and Commissions

     We will pay all costs, expenses, and fees in connection with the registration of the shares. The selling shareholders will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of shares.

Types of Sale Transactions

     The selling shareholders may sell the shares in one or more types of transactions (which may include block transactions):

     .    on the Nasdaq Small Cap Market,

     .    in the over-the-counter market,

     .    in negotiated transactions,

     .    through put or call option transactions,

     .    through short sales, or

     .    any combination of such methods of sale.

     The shares may be sold at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have informed us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding sale of the shares. They have also informed us that no one is acting as underwriter or coordinating broker in connection with the proposed sale of shares.

Sales to or through Broker-Dealers

     The selling shareholders may conduct such transactions either by selling shares directly to purchasers, or by selling shares to, or through, broker-dealers. Such broker-dealers may act either as an agent of a selling shareholder, or as a principal for the broker-dealer's own account. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of shares. This compensation may be received both if the broker-dealer acts as an agent or as a principal. This compensation might also exceed customary commissions.

Deemed Underwriting Compensation

     The selling shareholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of
Section 2(a)(11) of the Securities Act. Any commissions received by such broker-dealers, and any profit on the resale of shares sold by them while acting as principals, could be deemed to be underwriting discounts or commissions under the Securities Act.

Indemnification

     We have agreed to indemnify each selling shareholder against certain liabilities, including liabilities arising under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares against certain liabilities, including liabilities arising under the Securities Act.

Prospectus Delivery Requirements

     Because they may be deemed underwriters, the selling shareholders must deliver this prospectus and any supplements to this prospectus in the manner required by the Securities Act. This might include delivery through the facilities of the Nasdaq Small Cap Market in accordance with Rule 153 under the Securities Act. Notify has informed the selling shareholders that their sales in the market may be subject to the antimanipulative provisions of Regulation M under the Exchange Act.

State Requirements

     Some states require that any shares sold in that state only be sold through registered or licensed brokers or dealers. In addition, some states require that the shares have been registered or qualified for sale in that state, or that there exist an exemption from the registration or qualification requirement and that the exemption has been complied with.

Sales Under Rule 144

     Selling shareholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act. To do so, they must meet the criteria and conform to the requirements of Rule 144.

Distribution Arrangements with Broker-Dealers

     If a selling shareholder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares through:

     .    a block trade,

     .    special offering,

     .    exchange distribution or secondary distribution, or

     .    a purchase by a broker or dealer,

we will then file, if required, a supplement to this prospectus under Rule 424(b) under the Securities Act.

     The supplement will disclose:

     . the name of each such selling shareholder and of the participating broker-dealer(s),

     .    the number of shares involved,

     .    the price at which such shares were sold,

     . the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

     . that such broker-dealer(s) did not conduct any investigation to verify the information in this prospectus, and

     .    any other facts material to the transaction.

     The SEC may deem the selling shareholders and any underwriters, broker-dealers or agents that participate in the distribution of the shares of common stock to be "underwriters" within the meaning of the Securities Act. The SEC may deem any profits on the resale of the shares of common stock and any compensation received by any underwriter, broker-dealer or agent to be underwriting discounts and commissions under the Securities Act. Each selling shareholder has purchased the shares of common stock in the ordinary course of its business, and at the time the selling shareholder purchased the shares of common stock, it was not a party to any agreement or other understanding to distribute the securities, directly or indirectly.

UNDER THE EXCHANGE ACT, ANY PERSON ENGAGED IN THE DISTRIBUTION OF THE SHARES OF COMMON STOCK MAY NOT SIMULTANEOUSLY ENGAGE IN MARKET-

MAKING ACTIVITIES WITH RESPECT TO THE COMMON STOCK FOR FIVE BUSINESS DAYS PRIOR TO THE START OF THE DISTRIBUTION. IN ADDITION, EACH SELLING SHAREHOLDER AND ANY OTHER PERSON PARTICIPATING IN A DISTRIBUTION WILL BE SUBJECT TO THE EXCHANGE ACT, WHICH MAY LIMIT THE TIMING OF PURCHASES AND SALES OF COMMON STOCK BY THE SELLING SHAREHOLDER OR ANY SUCH OTHER PERSON.

                               MATERIAL CHANGES

     On March 29, 2001, we received a Nasdaq Staff Determination Letter indicating that we had failed to comply with Nasdaq Marketplace Rules 4350 (i)
(D) (ii) and 4310 (c) (2) (B) and that we would be delisted from the Nasdaq SmallCap Market. On April 5, 2001, we appealed the staff's determination and the delisting has been stayed pending the outcome of a hearing before a Nasdaq Qualifications Panel. The hearing is schedule to occur on May 17, 2001. If we do not prevail at the hearing, our shares and warrants will be immediately delisted.

                                LEGAL OPINIONS

     Our counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304-1050, has rendered an opinion to the effect that the common stock offered hereby is duly and validly issued, fully paid and non-assessable.

                      WHERE YOU CAN FIND MORE INFORMATION

     GOVERNMENT FILINGS: We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the Commission's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Commission at 1-800-SEC-0330 for more information about the Public Reference Rooms. Most of our filings are also available to you free of charge at the Commission's web site at http://www.sec.gov.

     STOCK MARKET: Our common stock is listed on the Nasdaq Small Cap Market and similar information can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     REGISTRATION STATEMENT: We have filed a registration statement under the Securities Act with the Commission with respect to the common stock offered under this prospectus. This prospectus is a part of the registration statement. However, it does not contain all of the information contained in the registration statement and its exhibits. You should refer to the registration statement and its exhibits for further information about Notify Technology Corporation and the common stock offered under this prospectus.

     INFORMATION INCORPORATED BY REFERENCE: The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We have filed the following documents with the Commission and they are incorporated by reference into this prospectus:

     . Our Annual Report on Form 10-KSB for the fiscal year ended September 30, 2000;

     . Our Amended Annual Report on Form 10-KSB/A for the fiscal year ended September 30, 2000;

     . Our Amended Quarterly Report on Form 10-QSB/A for the quarter ended December 31, 2000;

     .    Our registration statement on Form 8-A filed on August 22, 1997.

     Please note that all other documents and reports filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act following the date of this prospectus and prior to the termination of this offering will be deemed to be incorporated by reference into this prospectus and to be made a part of it from the date of the filing of our reports and documents.

     You may request free copies of these filings by writing or telephoning us at the following address:

                         Investor Relations
                         Notify Technology Corporation
                         1054 De Anza Blvd., Suite 105
                         San Jose, California 95129
                         (408) 777-792.

                    COMMISSION POSITION ON INDEMNIFICATION

     Section 317 of the California Corporation Code authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to any person who is or was a director or officer in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

     Article V of our Restated Articles of Incorporation provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted under California law.

     Article VI of our Amended and Restated Bylaws provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted under California law.

     We have entered into Indemnification Agreements with our officers and directors.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling Notify Technologies Corporation pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14 - OTHER EXPENSES OF INSURANCE AND DISTRIBUTION

     The following are the estimated expenses in connection with the issuance and distribution of the securities being registered, all of which will be paid by Notify Technology Corporation.

     Securities and Exchange Commission Registration Fee         $    1,068

     Nasdaq Listing Fee                                          $11,305.78

     Legal Fees and Expenses                                     $   20,000

     Accounting Fees and Expenses                                $   10,000

     Transfer Agent Fees and Expenses                            $   10,000
                                                                 ==========

     TOTAL                                                       $52,373.78


ITEM 15 - INDEMNIFICATION OF DIRECTORS AND OFFICERS

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     We have included in our Articles of Incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions as permitted by the California Corporation Code. In addition, our Bylaws provide that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary. Further, we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified. We have entered into indemnification agreements with our officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the California Corporation Code. The indemnification agreements may require us, among other things, to indemnify such officers and directors against liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

     We understand that the staff of the Securities and Exchange Commission is of the opinion that statutory, charter and contractual provisions as are described above have no effect on claims arising under the federal securities laws.

ITEM 16 - EXHIBITS

  Exhibit
  Number
  ------

     5.1  Opinion of Wilson Sonsini Goodrich & Rosati

    23.1  Consent of Ernst & Young LLP, independent auditors

    23.2  Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit 5.1)

    24.1  Power of Attorney (contained on Page 21)


ITEM 17 - UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report under Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, Notify Technology Corporation, a corporation organized and existing under the laws of the State of California, certifies that it has reasonable cause to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 8th day of May 2001.

                                    NOTIFY TECHNOLOGY CORPORATION

                                    By: /s/ Paul F. DePond
                                        -------------------------------
                                        Paul F. DePond
                                        Chairman of the Board of Directors,
                                        President and Chief Executive Officer


                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Henry P. Massey, Jr., Paul F. DePond and Gerald
W. Rice, jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

               SIGNATURE                                   TITLE                              DATE
----------------------------------------    ---------------------------------------        ---------------
/s/ PAUL F. DEPOND                          Chairman of the Board of Directors,            May 8, 2001
----------------------------------------    President and Chief Executive Officer
Paul F. DePond                              (Principal Executive Officer)


/s/ GERALD W. RICE                          Chief Financial Officer (Principal             May 8, 2001
----------------------------------------    Financial Officer and Principal
Gerald W. Rice                              Accounting Officer)

/s/ GAYLAN LARSON                           Vice President of Operations, Director         May 8, 2001
----------------------------------------
Gaylan Larson

/s/ MICHAEL BALLARD                         Director                                       May 8, 2001
----------------------------------------
Michael Ballard

/s/ DAVID BREWER                            Director                                       May 8, 2001
----------------------------------------
David Brewer

                               INDEX TO EXHIBITS



Exhibit                                                                                               Page
Number                                                                                                 No.
------
    5.1  Opinion of Wilson Sonsini Goodrich & Rosati............................................       22

   23.1  Consent of Ernst & Young LLP, independent auditors.....................................       23

   23.2  Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit 5.1)..................       22

   24.1  Power of Attorney......................................................................       21

                                      21